EXHIBIT 10.12

PROFESSIONAL SERVICES AGREEMENT

BETWEEN

Tenova, LLC

AND

JobAire Group Inc

Agreement Number: PSA-HM-S-JOBA

This Agreement is made and entered into as of the 11th day of December, 2023 between Tenova, LLC (powered by the HireMilitary brand), a Delaware corporation (hereinafter called "HireMilitary"), having its principal office at 3827 Inverness Road, Fairfax, VA 22033 and JobAire Group, Inc. its principal place of business at7493 N Oracle Rd Ste 221 (hereinafter called “Company”).

Whereas, Company desires HireMilitary to perform certain professional services tasks and HireMilitary desires Company to perform such services, to the mutual benefit of both parties, it is agreed as follows:

1. SERVICES TO BE RENDERED

During the term of this Agreement, HireMilitary shall perform professional services for Company in cooperation with, and as requested by, Company from time to time.

HireMIlitary shall make reasonable and diligent efforts at the Company’s request to locate candidates for utilization by the company and to make such candidates available for the Company to interview and, at the Company’s sole discretion, for the Company to select for work to be performed at the Company and on behalf of the Company in accordance with the provisions and specifications of written requests, task orders, or purchase orders, furnished by the Company, each in the form of an Attachment. The Company shall appoint a Contact Representative to provide personnel direction, to make retention decisions, and to approve those individuals who were located by HireMIlitary and selected by the Company to perform work for the Company.

The Company shall be responsible for supervision and direction of individuals while they are performing any tasks for or on behalf of the Company.

HireMilitary shall apply its best efforts in performing such services and shall conduct all activities in a professional, legal, and ethical manner.

HireMilitary will not be required to accept any assignment that places the Company or HireMilitary in a conflict-of-interest situation.

HireMilitary shall render all services as an independent contractor and shall not be an employee, partner, agent, joint employer, or joint venture of Company nor subject to the provisions of Company employee relations policies nor entitled to any benefits thereunder. Any and all insurance which HireMilitary may desire shall be obtained and provided by HireMilitary without cost or other obligation to Company.

Last updated: 11/20/2023

HireMilitary hereby warrants that all tasks will be performed by qualified personnel who are either W-2 or subcontractors (using second tier subcontractors may not always be allowed under certain contracts) to HireMilitary and that the work products including material, analysis, data and computer programs delivered under this Agreement shall comply with all specified quality requirements. All requirements must be flowed down to any subcontractor.

HireMilitary shall not seek business involving the type of work done under this Agreement independent of Company from customers, programs, and needs that Company has tasked HireMIlitary to support during the term of this Agreement and for a period of one (1) year following the termination of this Agreement and shall refrain from competing with Company either directly or indirectly (as a Prime or Subcontractor) for similar work efforts associated with the aforementioned customers.

HireMilitary agrees that, in exchange for the compensation provided hereunder, HireMilitary shall assign to Company or Company client if so requested, all rights, title and interest in the deliverable work products and the ideas embodied therein. HireMilitary agrees to sign any documents reasonably necessary to accomplish such assignment, with the exception of HireMilitary proprietary information.

2. TERM / TERMINATION

The professional services hereunder shall be performed, when required by Company, during the period of one (1) year and will automatically renew each year. However, it is understood and agreed that this Agreement, and the services provided thereunder, may be terminated by either party with thirty (30) calendar days written notice.

3. COMPENSATION

Unless otherwise provided in an executed written request, task order, or purchase order, general compensation terms shall be as follows:

3.1 “Internships” refers to HireMilitary’s ability to identify and connect Transitioning Service Members (TSMs) to Company internship opportunities. HireMilitary works with the Department of Defense (DoD) Skillbridge program to promote civilian job training for transitioning Military members. Any Service member within 180 days of leaving the Military can seek a full-time (40- hours per week), unpaid Internship with an employer anywhere in the country. The requirements are that the internship must include an interview and offer high probability of continued employment.

The terms for Internship placement services from HireMilitary are specified below. HireMilitary agrees to determine the appropriate tier for each placement with Company prior to the start date of any internship candidate or group of candidates.

Internship Placement Services – Basic Support

•

DEFINITION: Candidate referral is completed in whole by the Company, with no support from HireMilitary or its’ platform. This includes the identification, sourcing, recruiting, and interview scheduling with the internship candidate. HireMilitary only handles the administrative processing of paperwork (to include but not limited to commander approval, military agreements, etc.) to enable the internship candidate to successfully start.

Last updated: 11/20/2023

•	FEE: $ (one-time payment).

Internship Placement Services – Premier Support

•

DEFINITION: Company receives a dedicated HireMilitary Account Manager to support Company and full access to HireMilitary’s proprietary platform. This includes the ability to register available internships and search profiles of interested Transitioning Service Members. We also provide dedicated sourcing and recruiting support to assist in proactively placing Transitioning Service Members in available internships. This includes marketing and outreach support on social media platforms to increase Company brand recognition and awareness amongst the Military/Veteran community. Finally, HireMilitary also provides interview coordination support and handles the administrative processing of paperwork (to include but not limited to commander approval, military agreements, etc.) to enable the internship candidate to successfully start.

•	FEE FOR INTERNSHIP: $ (one-time payment).

•

INTERNSHIP GUARANTEE: For any Internship placement, HireMilitary agrees to provide a thirty (30) calendar day guarantee. If the employee’s employment terminates for any reason other than reorganization, elimination of position, takeover, or material change in job responsibility within the applicable guarantee period, HireMilitary will refund 100% of the fee paid.

3.2 “Temp to Hire”.

Temp to Hire refers to Company as its direct employee, Veteran or Military Spouse candidates (hereinafter called “candidates”), who has been sent on temporary assignment to Company by HireMilitary within 180 calendar days immediately prior to the candidate’s hiring. The terms for Temp-to-Hire services from HireMilitary are as specified below:

•	FEE FOR TEMPORARY HIRE: Unless otherwise provided, Company and HireMilitary agree to an hourly rate mark up of 50% on all temp-to-hire employees presented to and accepted on assignment by Company.

•	FEE CONVERSION: Fee for a six-month conversion is in accordance with the schedule below:

Cumulative Calendar Days Invoiced for a Person’s Work	Fee (%)
0 – 30 Calendar Days	18.0%
31 – 60 Calendar Days	15.0%
61 – 90 Calendar Days	12.0%
91 – 120 Calendar Days	9.0%
121 – 150 Calendar Days	6.0%
151+ Days	0.0%

For purposes of the conversion fee, “annualized pay” equals 2080 times the converted person’s starting hourly pay rate working for Company or, if salaried, the annualized base salary.

Last updated: 11/20/2023

3.3    “Direct Hire”.

Direct Hire refers to the hiring by Company of persons who have never served on temporary assignment by HireMIlitary to Company, who are first submitted to Company by HireMilitary, and who are hired by Company within 90 days of that submission. The terms for Direct Hire placement services from HireMilitary are specified below.

•

FEE: 20% of the candidate’s offer letter compensation/salary, defined as 2080 times the hourly pay rate or the annualized amount of base salary. The amount will be divided into two (2). (Paid 10% at 30 days with the balance of 10% paid at 90 days.)

•

DIRECT HIRE GUARANTEE: For any direct hire placement, HireMilitary agrees to provide a ninety (90) calendar day guarantee. If the employee’s employment terminates for any reason other than reorganization, elimination of position, takeover, or material change in job responsibility within the applicable guarantee period, HireMilitary will refund the fee paid based on the following pro-rated schedule:

Cumulative Calendar Days Invoiced for a Person’s Work	Fee (%) Refund
0 – 30 Calendar Days	100% of the Fee refunded
31 – 60 Calendar Days	66% of the Fee refunded
61 – 90 Calendar Days	33% of the Fee refunded

4. RESTRICTION OF SERVICES

It is hereby agreed that during the term of this Agreement, and after six months from the expiration or termination of this Agreement, or six months after the termination of a Staffing Firm’s employee’s assignment at Company, whichever is earlier:

a.	Company will not hire, offer employment to, or accept resumes from HireMilitary’s employees.
b.	Company will not directly or indirectly solicit or interfere with the employment status of HireMilitary’s employees.

5. INSURANCE

Company shall procure at its expense and maintain for the duration of this Agreement and ensure that any of its Company’s policies used in connection with this Agreement procure and maintain as applicable, the insurance policies required below with financially responsible insurance companies, and with policy limits not less than those indicated below.

•	Workers’ compensation benefits or coverage on the Company’s staff, in amounts no less than required by law.
•	Employer's commercial general liability insurance policy with general aggregate insurance of a minimum of $2,000,000.
•	Commercial automobile liability insurance at a combined minimum of $1,000,000.
•	Cyber liability insurance of a minimum of $2,000,000.

6. PAYMENT & INVOICING

Last updated: 11/20/2023

The company will pay HireMilitary for services rendered and expenses incurred under this Agreement in accordance with the Fee and Terms set forth under Section 3 of this Agreement. Invoices shall be rendered after the start date of each placement, to be paid NET 30 days from the date of invoice.

Interest of 1.5% per month will be charged on all unpaid fees more than 30 days past due. Company agrees to reimburse HireMilitary for all reasonable costs of collection, including any attorney fees.

All invoices and communications for payment by HireMilitary will be sent to the Company as indicated:

If to HireMilitary (Tenova, LLC):	If to the COMPANY:
Tenova, LLC	Job Aire Group Inc
ATTN: Shannon Kelley	ATTN: Linda Becker
Chief Operating Officer	HR
AR@hiremilitary.us	l.becker@jobairegroup.us
703-283-7020	520-878-0112

7. COMMUNICATIONS

To be effective, all communications and notices relating to this Agreement are to be sent by first class mail, postage prepaid (effective three days after postmark date) or delivered personally to the respective addresses set forth below.

If to HireMilitary (Tenova, LLC):	If to the COMPANY:
Tenova, LLC	Job Aire Group Inc.
ATTN: Lucy Robinson	ATTN Nick Ammons
Senior Director, HireMilitary	President
330-607-5908	n.ammons@jobairegroup.us
lucy.robinson@tenovallc.com	7493 N Oracle Rd Ste 221 Tucson, AZ 85704

Or to such addresses as either party shall designate by notice given.

8. INDEMNIFICATION

HireMilitary and the Company shall indemnify, defend and hold the other party and its respective parents, affiliates, subsidiaries and each of their respective shareholders (the “Indemnitees”) harmless from and against any and all liability, loss, expenses, suits, damages, judgments, demands (“collectively, the “Claims”), directly arising from each party’s material breach of this Agreement or negligent performance of each party’s obligations hereunder; arising out of:

a.	The acts or omissions of Company, its employees, officers, directors or agents;

Last updated: 11/20/2023

b.

Injury or death to persons, including officers, directors, employees, agents Company, or loss of or damage to property, or fines and penalties which may result, in whole or in part, by reason of the buying, selling, distribution, or use of any of the goods or services purchased or provided under this Agreement except to the extent that such injury, death or damage is due to the negligence of HireMilitary;

c.	False claims submitted or caused to be submitted, or misrepresentation of fact or fraud, or violation of law, by Company, its employees, officers, directors or agents;
d.	Violation by Company, its employees, officers, directors or agents, of nondisclosure obligations.
e.

Any claims or findings of any kind of joint employer liability with respect to Company’s personnel concerning any claim brought under any federal, state, or local labor or employment law, regulation, or executive order, including, but not limited to, the National Labor Relations Act, Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination Act, 42 U.S.C. Section 1981 and/or 1983, the Equal Pay Act, the Occupational Safety and Health Act, the Fair Credit Reporting Act, the Consolidated Omnibus Budget Reconciliation Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Affordable Care Act, Workers Compensation, tax laws, the U.S. Constitution, and all similar state and local statutory employment laws and any common law claims.

9. LAWS AND REGULATIONS

Company is engaged in an independent business and shall comply with all applicable federal, state, and local laws regarding business permits and licenses of any kind that may be required to carry out said business and the tasks to be performed under this Agreement. Additionally, Company shall comply with all applicable orders and regulations of the executive and other departments, agencies, and instrumentalities of the United States. Company shall further indemnify HireMilitary against any loss, cost, damage, or liability which may result from Company’s breach of this paragraph.

10.  APPLICABLE TAXES

HireMilitary and Company agree that for purposes of FICA, FUTA and income tax withholding, as well as for purposes of any pension plan or health benefit shall be maintained by the Company for its own employees.

The charges and fees set forth herein do not include federal, state, county or local sales, property, use and/or other applicable taxes, however designated, and whether levied or based upon such charges or fees, this Agreement, the services rendered hereunder their use, or any end product resulting there from. If any such taxes are hereafter levied or charged against and are paid or payable by HireMilitary, such sums shall be the responsibility of the Company and shall be added to such fees and charges and shall be paid by the Company when billed as additional amounts due hereunder.

11.  EQUAL OPPORTUNITY

Company shall comply with all provisions of Executive Order 11246 of September 24, 1965, as amended by Executive Order 11375 of October 13, 1967, of Title Vll of the Civil Rights Act of 1964, as amended by the Equal Opportunity Act of 1972, of the Equal Pay Act of 1963, of the Age Discrimination in Employment Act of 1967, and of the rules, regulations, and relevant orders of the Secretary of Labor.

Last updated: 11/20/2023

HireMilitary will not tolerate any unlawful harassment, including but not limited to sexual harassment, and will not discriminate against any individual or applicants for employment because of race, creed, color, national origin, sex, sexual orientation, veteran’s status, marital status, age, or any other class protected from discrimination under either federal or Delaware law, or on account of having requested or taken the benefits of the federal Family Medical Leave Act, or any other Federal or Delaware statute enacted for the purpose of protecting employees.

12.  SECURITY REGULATIONS

HireMilitary shall not be responsible for conducting any criminal background checks or other background investigation on any candidate for selection by the Company, unless otherwise specifically stated in writing by the Company.

13.  CONFIDENTIALITY

All candidate referrals made by HireMilitary are made on a confidential basis and Company shall hold HireMilitary harmless from any claim, loss, or liability resulting from Company’s unauthorized disclosure or misuse of information regarding any candidates of their candidacy.

14.  PROPRIETARY INFORMATION

HireMilitary shall not disclose and shall protect from disclosure all Company and client confidential data, acquired by the Company under this Agreement, for a period of three (3) years following the termination of this Agreement.

HireMilitary shall not use or duplicate, in any way, any proprietary information, including trade secrets, belonging to or supplied by or otherwise made available by Company with the exception of such duplication as required for the performance of work or the rendering of services for Company or at the direction of Company. By definition, all proprietary materials will be clearly stamped and identified as such.

15.  COMPANY MARKS

The parties mutually agree to HireMilitary’s use of the Company’s name(s), symbol(s), brand(s), trademark(s), or any other type of identification (the “Marks”), whether the same or similar as created by the Company for the purposes of fulfilling the terms of this Agreement. Upon termination of this Agreement, HireMilitary shall cease use of any Company Marks for mutual benefit or to the benefit of any other entity. HireMilitary acknowledges that the Company is the exclusive owner of and has all rights, titles, and interests in and to the Marks, and further agrees that use of any Marks by its nature shall inure exclusively to the benefit of the Company.

HireMilitary grants Company equal rights to use Tenova and its’ subsidiary brands, symbols, trademarks, and any other type of identification (the “Marks”) as Company may deem appropriate to further the purpose and intent of this Agreement.

16.  APPLICABLE LAW

This Agreement shall be constructed in accordance with the laws of the State of Delaware, and the laws of the said State shall govern any dispute arising in connection herewith.

Last updated: 11/20/2023

17. DISPUTES

If any dispute arises under this Agreement that is not settled promptly in the ordinary course of business. the parties shall seek to resolve such dispute between them, first, by negotiating promptly with each other in good faith negotiations. These negotiations shall commence upon the written request of either party and shall be conducted by the respective designated senior management representative of each party. If the parties are unable to resolve the dispute between them within ten (10) business days through these negotiations, then either party shall be free to pursue its rights at law or equity. Any action or suit arising under or related to this Agreement shall be brought exclusively in the state or federal courts sitting in the State or Delaware and due to the complex nature of the issue that may arise, the parties agree to waive any right to a jury trial.

18.ARBITRATION

All disputes under, or relating in any way to, this Agreement, which the parties hereto shall fail to resolve mutually, shall be finally settled by arbitration before a single arbitrator who shall be a member of and recognized by the American Arbitration Association in accordance with the rules of such Association at the time in effect. and shall be know1edgeable in the data processing area and familiar with the data processing industry. Any arbitration commenced by either party shall be held in Delaware, and the arbitrator shall have all the power to order discovery and to grant legal and equitable remedies. The decision of the arbitrator shall contain findings of fact and conclusions of law, and shall not be appealable except for any such appeal based upon a mistake in the application of Delaware's substantive law. The award .in the arbitrator's discretion, may include reasonable attorney's fees and costs. Judgment on the award may be entered, confirmed and enforced in any court having jurisdiction of the subject matter and party against whom enforcement is sought, and for such purpose, service of process by mail pursuant to the notice provisions of this Agreement shall be sufficient.

19. EXECUTION OF AGREEMENT

IN WITNESS THEREOF, the parties hereto have caused this Agreement to be executed by their respective duty authorized representative as of the day and year written below.

For:	Job Aire Group Inc.	From:	HireMilitary

By:	Nicholas Ben Ammons	By:	Shannon Kelley

Sign:	/s/ Nicholas Ben Ammons	Sign:	/s/ Shannon Kelley

Title:	President	Title:	COO

Date:	12/11/2023	Date:	12/11/2023

Last updated: 11/20/2023

EXHIBIT A

EMPLOYER HIREMILITARY INTERNSHIP ACKNOWLEDGEMENT

By signature of this Attachment, the Employer agrees to:

A.	Teach the Transitioning Service Member (TSM) job responsibilities, new skills, and practices specific to the business/industry in which the candidate is placed.

B.	In accordance With this Agreement, TSMs will:

a.	Not work more than 40 hours per week in any work week during the internship.
b.	Receive zero compensation of any kind from the Employer.
c.	Not be required to purchase any materials or be charged a fee for the internship.

C.

Participating TSMs shall not be involved in the selling of goods or services to any Service Member, or a family member of a Service Member junior in rank, grade, or position to the Intern per Department of Defense (DoD) Joint Ethics Regulation, Paragraph 2-205.

a.

For the purposes of this provision, goods and services include but are not restricted to: vehicles, recreational vehicles, real estate, rental properties, time shares, investment products, life insurance, health insurance, vehicle insurance, property and casualty insurance, personal insurance, business insurance, and commercial insurance.

D.

No participant will be required or permitted to work or train in buildings or surroundings under working conditions which are inherently unsanitary, hazardous, or dangerous to the participant's health or safety without appropriate training and safety procedures in place.

E.	Daily attendance of the Intern shall be tracked. Upon request from HireMilitary, Company agrees to provide reports of attendance at any point during the internship.

Company acknowledges that they retain the right to terminate an internship for any reason when it is determined to be in the best Interest of the Intern, Military Service, or Employer. Upon any termination, Company must notify HireMilitary in writing to include termination reason and effective date.

As an Employer who wishes to utilize HireMilitary services to place TSMs into internships, I acknow1edge and agree to the terms within this Attachment.

For:	Job Aire Group Inc.

By:	Nicholas Ben Ammons

Sign:	/s/ Nicholas Ben Ammons

Title:	President

Date:	12/11/2023

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Last updated: 11/20/2023